December 20, 2020

Taronis Fuels, Inc.
24980 N. 83rd Avenue, Suite 100
Peoria, Arizona 85383
Attn: Board of Directors

Dear Members of the Board of Directors:

This letter serves as notice of my resignation from the Board of Directors (the "Board") of Taronis Fuels, Inc. (the "Company"), effective immediately. As you are aware, I expressed concern to the Board regarding irregularities in the Company's financial statements. I am particularly concerned that the Company's senior management may have engaged in fraudulent financial reporting before I joined the Company as Chief Financial Officer last month. After I voiced my concerns, Scott Mahoney, CEO, promptly terminated my employment with the Company.

In light of the Board actions taken on December 18, 2020, I believe that the best course of action is for me to remove myself from the Board.

I reserve my right to take action against the Company for unlawful termination and retaliation. I remain a shareholder of Taronis, and I also reserve my right to take any action necessary to continue to represent my interests and the best interests of all shareholders. To be clear, my resignation is the result of disagreements regarding the Company's operations, policies and practices. Please promptly remove any reference to me as a director or Chief Financial Officer from the Company's website.

Sincerely

Mary Pat Thompson

Mary Pat Thompson

cc: Scott Mahoney, CEO and interim CFO
Tyler Wilson, General Counsel